As filed with the Securities and Exchange Commission on March 30, 1999
                                                       Registration No. 33-43875
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ----------

                     POST EFFECTIVE AMENDMENT NO. 3 /(1)/
                                      ON
                                   FORM S-3
                                      TO
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      PROTEIN POLYMER TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                  33-0311631
                     (I.R.S. Employer Identification No.)

                          10655 Sorrento Valley Road
                         San Diego, California  92121
                                (619) 558-6064
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         J. Thomas Parmeter                            Copy to:
 Chairman & Chief Executive Officer          Robert A. Miller, Jr., Esq.
 Protein Polymer Technologies, Inc.     Paul, Hastings, Janofsky & Walker LLP
     10655 Sorrento Valley Road                  555 S. Flower Street
     San Diego, California 92121                  Twenty-Third Floor
           (619) 558-6064                  Los Angeles, California  90071
                                                    (213) 683-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                       [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                               [x]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.            [_].........
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                             [_].........
    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                            [_]


                                                       Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------
                                                                                              Proposed
Title of each class                                                 Proposed maximum          maximum
of securities to be                             Amount to be            offering        aggregate offering        Amount of
registered                                   registered (1)(2)      price per unit (3)        price (3)        registration fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable         1,667,500 Shares         $0.53125            $885,859.38              (1)
 upon exercise of Redeemable Warrants (1)
------------------------------------------------------------------------------------------------------------------------------

  (1) The Registrant previously registered 1,667,500 shares of Common Stock, par value $.01 per share, issuable upon exercise of Redeemable Warrants and paid the applicable fee on such securities. This Amendment to Registration Statement and Prospectus is being filed for the purpose of meeting the requirements of Section 10(a)(3) of the Securities Act of 1933 with respect to the exercise of the Redeemable Warrants. No additional securities are being registered and no additional filing fee is required pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The amount of registration fee previously paid in connection with the shares of Common Stock issuable upon exercise of the Redeemable Warrants was $4,168.75.

  (2) Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares as may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Redeemable Warrants.

  (3) Estimate based on sales price of the Registrant's Common Stock as reported on NASDAQ on March 25, 1999 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

              ___________________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                   Subject to Completion, Dated March 30, 1999

PROSPECTUS
----------

                       PROTEIN POLYMER TECHNOLOGIES, INC.
                                _______________

                        1,667,500 Shares of Common Stock
                                _______________

      We are offering 1,667,500 shares of our common stock issuable upon the exercise of publicly-traded Redeemable Warrants we sold in our initial public offering. We have reduced the exercise price of each Redeemable Warrant to $0.50 per share, subject to adjustment, and have extended the warrant expiration date through April 15, 1999.

      We will receive proceeds upon the exercise of the Redeemable Warrants. In the event that all the Redeemable Warrants are exercised prior to April 15, 1999, the gross proceeds we would receive would be $833,750 before deduction of expenses, including legal, accounting and miscellaneous expenses payable by us, which are estimated to be $40,000. In addition, and subject to certain conditions, a solicitation fee of 3.5% may be payable by us to the underwriter of our initial public offering in connection with any exercise of the Redeemable Warrants.

      Our Common Stock is traded on the Nasdaq SmallCap Market System under the symbol "PPTI." The last reported sales price per share of our Common Stock as reported by Nasdaq on March 25, 1999 was $0.53125.



  Consider Carefully the Risk Factors Beginning on Page 4 of this Prospectus.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

                                _______________

                        Prospectus dated March __, 1999.

                               TABLE OF CONTENTS
                               -----------------

Page
----

Available Information................................................     2
Incorporation by Reference...........................................     2
Forward Looking Statements...........................................     3
The Company..........................................................     3
Risk Factors.........................................................     4
Plan of Distribution.................................................    11
Use of Proceeds......................................................    12
Legal Matters........................................................    13
Experts..............................................................    13
Indemnification of Directors and Officers............................    13

We have not authorized any dealer, salesman or other person to give any information or represent anything not contained in this prospectus or incorporated by reference. You should not rely on any unauthorized information. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate as of the date on the cover. Delivery of this prospectus or any sale of the securities does not indicate that there has been no change in our affairs since the date of this prospectus.

                             AVAILABLE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is quoted on The Nasdaq SmallCap Market. You can also read a copy of our reports, proxy and information statements and other information filed with the SEC at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus. For further information you may:

          - read a copy of the Registration Statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or
          - obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                          INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference in this prospectus:

          - Our Annual Report on Form 10-KSB for the year ended December 31, 1998; and

          - The description of our common stock contained in our Registration Statement under the Exchange Act on Form 8-A, filed with the SEC on December 11, 1991, as amended by Form 8 filed with the SEC on January 17, 1992 and by Form 8-A, filed with the SEC on September 5, 1997.

     We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless specifically incorporated by reference therein. You should direct any requests for documents to Lisa Swan, Director, Investor Relations, Protein Polymer Technologies, Inc., 10655 Sorrento Valley Road, San Diego, California 92121, telephone (619) 558-6064.

                          FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include those set forth in this prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained in this prospectus to reflect any change in our expectations or any change in events, conditions, circumstances or assumptions underlying such statements.

                                  THE COMPANY

     Protein Polymer Technologies, Inc. is a development-stage biotechnology company engaged in the research, development and production of proprietary protein-based biomaterial with targeted applications in biomedical and specialty use markets. We were incorporated in Delaware on July 6, 1988. Since 1992 we have focused on medical uses for our materials, primarily for:

          -  surgical repair markets;
          -  surgical adhesives and sealants;
          -  soft tissues augmentation;
          -  wound healing and tissue engineering;
          -  surgical adhesion barriers; and
          -  drug delivery devices.

     We have also developed coating technology that can efficiently modify and improve the surface properties of more traditional biomedical devices. Our current products include SmartPlastic (R) and ProNectin (R) F Cell Attachment Factor for growing human and animal cells outside the body.

     Our address is Protein Polymer Technologies, Inc., 10655 Sorrento Valley Road, San Diego, California 92121, and our telephone number is (619) 558-6064.

                                 RISK FACTORS

An investment in the securities involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of the prospectus before making an investment decision.

Dependence on Strategic Partners

     Our strategy is to enter into partnerships or licensing arrangements with major medical or pharmaceutical companies with broad distribution capabilities in appropriate markets in order to reduce the time and costs for developing and commercializing our potential products. There can be no assurance that we will be able to establish such strategic partnerships or licensing arrangements, or, if available, that they will be on acceptable terms and conditions. Additionally, these arrangements generally may be subject to termination under various circumstances, or solely at the discretion of the strategic partner without prior notice. Termination of such arrangements would have a material adverse effect on our business and financial condition. Furthermore, our strategy may lead to multiple alliances regarding different product opportunities that are active at the same time. There can be no assurance that we will be able to successfully manage such multiple arrangements in various stages of development.

     In October 1991, we entered into a sublicense agreement with Telios Pharmaceuticals, Inc. with respect to our use of certain patents. We are obligated to pay certain royalty payments in immaterial amounts until we achieve net revenues derived from sales of products formulated using such patents, at which time the royalty payments will be a small percentage of such revenues. We are not currently a party to any other alliances.

     We have entered into certain materials evaluation agreements and preliminary negotiations with other entities regarding additional biomedical and specialty use applications of our polymers and technology, including applications in areas other than those identified above as product candidates. These agreements provide, or are intended to provide, for the evaluation of product feasibility. There can be no assurance that we will be able to establish such agreements, or, if available, do so in a timely manner and on reasonable terms, or that such agreements will lead to joint product development and commercialization agreements.

Technological and Commercial Uncertainties

     Our technological strategy of designing and producing unique biocompatible materials based on genetically engineered proteins is commercially unproven.
The process of developing products and achieving regulatory approvals is time consuming and prone to delays. Except for limited sales averaging less than $100,000 per year of ProNectin(R) F and SmartPlastic (R), we have not completed the development of any product or generated any significant revenues from product sales. We have terminated our promotional expenditures for SmartPlastic
(R) due to continuing disappointing market interest and for ProNectin(R) F due to a reallocation of our internal resources to other research and development.

     Our success will depend upon:

          - our ability to identify products with the most commercial potential;
          -  our ability to allocate  sufficient resources to such products;
          - our ability to design and produce biocompatible materials with the intended chemical, biological and functional properties needed for commercial acceptance;
          - our ability to secure strategic alliances appropriate to a product's development, marketing and distribution requirements; and
          - our ability to manufacture our products in sufficient quantity at reasonable costs under regulated conditions to meet product demand.

     The product candidates we are currently pursuing will require substantial further development, testing and regulatory approvals. There can be no assurance that these efforts will result in commercially acceptable products. Currently none of our product candidates are in human clinical testing. There can be no assurance that such products:

          -  can be produced in commercial quantities at reasonable costs;
          -  can be effectively marketed in a timely fashion;
          - will have significant benefits compared to competitive products on the market at the time of product introduction; or
          -  will be accepted for use by the target markets.

     There can be no assurance that our research and development activities will be successful or that any of our future products will ultimately be commercially successful.


History of Operating Losses; Continued Expectation of Losses; Funding Through April of 1999; Future Capital Requirements; Going Concern Opinion

     We have incurred operating losses since our inception in 1988, and will continue to do so for at least several more years. As of September 30, 1998, our accumulated deficit was approximately $31.5 million, and we have continued to incur losses since that date. Such losses have resulted principally from expenses of research and development and to a lesser extent, from general and administrative expenses. Any potential contract revenues derived from collaborative agreements with possible strategic partners will, alone, be insufficient for us to become profitable. The timing of our losses, and possible offsetting contract revenues, is highly uncertain and may produce financial results that fluctuate significantly from period to period.

     Substantial additional capital resources will be required to fund our continuing operating expenditures and activities including:

          - increasing expenditures related to our research and development activities;
          - establishment and scale-up of appropriate manufacturing capabilities;
          -  preclinical and clinical testing;
          -  regulatory compliance;
          -  business development activities; and
          -  patent prosecution.

     We believe that our current capital resources will be sufficient to fund our operating losses through April of 1999. In their report for the year ended December 31, 1998, our independent auditors stated that without additional financing, there is substantial doubt about our ability to continue as a going concern. We believe there are a number of alternatives available to meet our continuing capital requirements. We are actively pursuing a number of potential approaches to meet the continuing capital requirements of our operations, such as initiating and engaging in preliminary negotiations with a number of potential collaborative partners and ongoing negotiations with potential investors regarding private financings. There can be no assurance that we will be able to raise sufficient additional capital funds before the end of this period, if at all, or that such financing will be available on acceptable terms. If adequate funds are not available, we will be required to significantly curtail our operations and relinquish rights to major portions of our technology or products, including rights to manufacture and sale of protein polymers and rights with respect to our tissue repair technology.

Intense Competition and Rapid Technological Change

     The areas of business in which we engage and proposes to engage are characterized by rapidly evolving technology and intense competition. The anticipated commercial uses of our biomaterials are primarily end-use products for medical applications that require other components as part of a system. End-use products using or incorporating our biomaterials would compete with other products that rely on the use of alternative materials or components. Technologies which compete with ours are, therefore, diverse, complex and numerous.

     Competition in the biomedical and surgical repair markets is particularly significant. Our competitors in those markets include major pharmaceutical, surgical product, chemical and specialized biopolymer companies, many of which have financial, technical, research and development and marketing resources significantly greater than ours. Academic institutions and other public and private research organizations are also conducting research and seeking patent protection, and may commercialize products on their own or through joint ventures. Most of our competitors depend on technology other than protein engineering for developing products, for example Focal, Inc. and Closure Medical Corp. We believe that DuPont and several university laboratories are currently conducting research into similar protein engineering technology.

     The primary competitive factors in the biomedical and surgical repair products market are:

          -  performance;
          -  cost;
          -  safety;
          -  reliability;
          -  ease of use; and
          -  commercial production capabilities.

     We believe that our ability to compete in this market will be enhanced by our issued patent claims, the breadth of our other pending patent applications and our experience in protein engineering. However, we currently do not have the resources to compete commercially without the use of collaborative agreements with third parties. Our product technology competes for corporate development and marketing partnership opportunities with numerous other biotechnology companies, research institutes, academic institutions and established pharmaceutical companies. There can be no assurance that our competitors will not succeed in developing products based on our technology or other technologies that are more effective than any which are being developed by us, or which would render our technology and products obsolete and non-competitive.

Manufacturing Uncertainties

     To date, we have manufactured only limited amounts of our biomedical products for internal testing and, in certain cases, evaluation and testing by corporate partners and other third parties. The development and commercialization of certain biomedical products will require us, pursuant to applicable governmental regulations, to upgrade our manufacturing facilities and to obtain manufacturing approvals from the United States Food and Drug Administration. We have recently upgraded our production methods to achieve "Good Laboratory Practice" compliance necessary for producing materials used to generate preclinical data that is reviewed by the FDA.

     We are currently considering alternative methods for increased production of our biomedical and other product candidates for clinical requirements under Good Manufacturing Practice conditions. For example, we may upgrade and expand our existing facility; however, there can be no assurance that, if desired, we could adequately develop, fund, implement and manage such a manufacturing facility. Alternatively, we may establish external contract manufacturing arrangements; however, there can be no assurance that such arrangements, if desired, could be entered into or maintained on acceptable terms, if at all, or would comply with applicable governmental regulations.

     We have not yet developed a process to manufacture our product candidates on a commercial scale. There can be no assurance that a process can be developed by us or any other party at a cost or in quantities necessary to become commercially viable. Alternative methods may be needed for producing commercial quantities of products, if any. The actual method, or combination of methods, that we may ultimately pursue will depend on a number of factors, including availability, needed quantities, cost and governmental regulations. There is no assurance that we will successfully assess the ability of such production methods or establish contract manufacturing arrangements to meet our commercial objectives, or that such methods and arrangements would not adversely affect our margins or our ability to compete in the marketplace.

Uncertainty of Regulatory Compliance and Approvals

     Regulation by governmental authorities in the United States and other countries is a significant factor affecting the success of products resulting from biotechnological research. Our current operations and products are, and anticipated products and operations will be, subject to substantial regulation by a variety of local, state, federal and foreign agencies, particularly those products and operations related to biomedical applications. Our activities are subject to regulation primarily under the Occupational Safety and Health Act, which requires us to provide a "material data safety sheet" to our customers setting forth certain information regarding our products.

     Pre-clinical and clinical testing and pre-market approval from the FDA is required for new medical devices, drugs or vaccines, a generally costly and time-consuming process. The failure to demonstrate adequately to the FDA the safety and efficacy of a product under development could prevent regulatory approval. Alternatively, the FDA may require additional preclinical or clinical testing, which would result in increased costs and significant development delays. Many companies have experienced these types of setbacks during later stage clinical trials, despite promising results in earlier trials. If we do not directly produce and sell medical devices, drugs or vaccines, we may not be directly affected by these regulations. However, our anticipated customers and strategic partners would be required to obtain such approvals. Additionally, we may be required to file and maintain with the FDA a "Master File" containing information regarding our products. There can be no assurance that we or our customers and strategic partners will be able to obtain or maintain the necessary approvals from the FDA or that we will be able to maintain a Master File in accordance with FDA regulations. In either case, our anticipated business could be adversely affected.

     We have manufactured limited amounts of our biomedical materials and products for internal testing, and, in certain cases, evaluation and testing by strategic partners and other third parties. Preclinical and clinical testing of potential medical device products, where the results will be submitted to the FDA, requires compliance with the FDA's Good Laboratory Practices. We have implemented polymer production and quality control procedures, have made certain facilities renovations, and believe we are in compliance with Good Laboratory Practice requirements. In addition, because we intends for our biomaterials to be used as medical devices that meet clinical and commercial requirements, before pursuing clinical testing and commercial production, we may be required to conform our operations to the FDA's Good Manufacturing Practice regulations. Good Manufacturing Practice regulatory requirements are rigorous, and there can be no assurance that Good Manufacturing Practice status could be obtained in a timely manner and without the expenditure of substantial resources, if at all. We may also be required to register our facility with the FDA as an establishment involved in the manufacture of medical devices. We believe that our products SmartPlastic (R) and ProNectin (R) F designed for use for in vitro cell culture are not used for internal testing and are therefore not subject to FDA approvals.

     Our research, development and production activities are, or may be, subject to various federal and state laws and regulations relating to environmental quality and the use, discharge, storage, transportation and disposal of toxic and hazardous substances. Our future activities are expected to be subject to regulation under the Toxic Substances Control Act, which requires us to obtain pre-manufacturing approval for any new "chemical material" we produce for commercial use that does not fall within the FDA's regulatory jurisdiction.

     We believe we are currently in compliance with such laws and regulations applicable to our current operations. Although we intend to use our best efforts to comply with all laws and regulations in the future, there can be no assurance that we will be able to fully comply with such laws, or that full compliance will not require substantial capital expenditures. There can be no assurance that future approvals will be sought or obtained, and the failure to obtain or maintain these approvals, or any substantial delay in obtaining these approvals, would likely have a material adverse effect on our operations.

Dependence on Key Employees

     As of March 25, 1999, we had twenty-nine full-time employees and four part-time employees of whom five have employment contracts with us and seven hold Ph.D. degrees in the chemical or biological sciences. Our success will depend largely upon the efforts of our scientists and certain of our executive officers. The loss of services of any one of these individuals would have a material adverse effect on our business opportunities and prospects. The recruitment and retention of additional qualified management and scientific personnel is also critical to our success. There can be no assurance that we will be able to attract and retain required personnel on acceptable terms, due to the competition for such experienced personnel from other biotechnology, pharmaceutical and chemical companies, universities and non-profit research institutions. We do not maintain "key-man" or similar life insurance policies with respect to such persons to compensate us in the event of their deaths.

Product Liability; Absence of Insurance

     Product liability claims may be asserted with respect to our technology or products either directly or through our strategic partners. We may be exposed to potential product liability risks whenever human clinical testing is performed or medical device product sales occur. We believe that our current preclinical testing, production activities and sales of SmartPlastic (R) and ProNectin (R) F products do not pose any material product liability risk. We therefore currently have no product liability insurance. To our knowledge no product liability claims have ever been made against us. Although we may seek insurance against the risk of product liability in the future, there can be no assurance that acceptable levels of insurance coverage with appropriate terms will be obtainable, or that the assertion of a product liability claim would not materially adversely affect our business or financial condition.

Patents and Trade Secrets

     Our success will depend, in part, on our ability to obtain patent or other protection for our technology and product candidates. We seek to obtain such protection through patents, maintenance of trade secrets and contractual agreements. Our success will also depend in part on not infringing patents issued to competitors or other proprietary rights of third parties.

     To date, we have been issued fourteen United States patents and eight additional patent applications are pending, one of which has been allowed. The patent position of biotechnology companies is highly uncertain and involves complex legal, scientific and factual questions. There can be no assurance that patents will issue from any of our pending patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect our technology and product candidates. In addition, there can be no assurance that any patents previously or subsequently issued to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us with any proprietary protection or competitive advantage.

     Competitors may have filed patent applications or may have obtained patents and other proprietary rights relating to products or processes similar to and competitive with ours. The scope and validity of such patents, the extent to which we may be required to obtain licenses under these patents or other proprietary rights, and the cost and availability of such licenses are presently unknown. There can be no assurance that any licenses required under any patents or proprietary rights will be made available to us on acceptable terms, if at all. Further, we may enter into collaborative research and development arrangements with strategic partners that may result in the development of new technologies or products. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology or products that may be so developed.

     We have also applied for patent protection with respect to certain of our patents in foreign countries, including Japan, Australia, Europe and India. We have not yet marketed, sold or developed our products outside the United States. There can be no assurance that patents will issue from any of our pending foreign patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect our technology and product candidates. In addition, there can be no assurance that any foreign patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us with any proprietary protection or competitive advantage. Furthermore, certain foreign intellectual properties laws may not be as protective as those of the United States.

     We also seek to protect our intellectual property in part by confidentiality agreements with our employees and consultants. There can be no assurance that these agreements will not be breached, that we will have an adequate remedy for any breach, or that our trade secrets will not otherwise become known or independently discovered by competitors.

Dividend Policy; No Payment of Dividends

     We have never paid dividends on our common stock, and given our continuing loss situation, we do not anticipate paying any cash dividends on the common stock in the foreseeable future. Additionally, the holders of our Series D Preferred stock and Series F Preferred stock have certain preferences that entitle them to cumulative dividends prior to the payment of any cash dividends on our common stock. Our Series E Preferred stock do not have any preference with respect to cash dividends and share ratably, after payment of preferred dividends on our Series D Preferred stock and Series F Preferred stock, with the holders of our common stock, Series D Preferred stock and Series F Preferred stock in any cash dividends declared on our common stock.

Volatility of Trading Price

     There has been significant volatility in market prices of securities of biotechnology companies, and the trading price of the securities could be subject to wide fluctuations. Factors that could have a significant adverse impact on the market price of our common stock include:

          -  announcements of technological innovations by our competitors;
          -  announcements of new commercial products by our competitors;
          -  adverse results in product testing;
          -  litigation;
          -  governmental regulation; or
          -  adverse patent or proprietary rights developments.

Investment Company Act Considerations

     We believe that we are primarily engaged in business other than investing, reinvesting, owning, holding or trading in securities. We invest our cash in cash equivalents and short-term investments of high quality, following the investment guidelines approved by our Board of Directors. However, there can be no assurance that we may not be required to comply with the registration requirements of the Investment Company Act of 1940. Such registration requirements would have a material adverse effect upon us.

Possible Nasdaq Delisting; Potential Regulation as a Penny Stock

     Our common stock is currently listed for trading on the Nasdaq SmallCap Market. The continued trading of our common stock on the Nasdaq SmallCap Market is conditioned upon us meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. The National Association of Securities Dealers standards for continued listing include:

          -  maintenance of any of
                $2,000,000 of net tangible assets,
                $35,000,000 of market capitalization, or
                $500,000 of net income for two of the last three years;
          - at least 500,000 shares in public float valued at $1,000,000 or more;
          -  a minimum common stock bid price of $1.00;
          -  at least two market makers; and
          -  at least 300 holders of the common stock.

     We believe we are currently in compliance with the new requirements for continued listing. There can be no assurance that we will be successful in continuing to meet the Nasdaq SmallCap Market maintenance criteria. From time to time our common stock has traded below the $1.00 minimum bid price requirement. To the extent we are unable to satisfy the maintenance criteria, our common stock may be delisted. Trading in the common stock thereafter, if any, will likely be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' Electronic Bulletin Board and could also be subject to additional restrictions. As a consequence of any such delisting, it is expected that our stockholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, any such delisting will make the common stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, or as consideration in future capital raising transactions.

     If our securities were delisted from the Nasdaq SmallCap Market, the common stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq SmallCap Market. If the common stock is delisted from the Nasdaq SmallCap Market and no other exception applies, our common stock may become subject to the SEC's Penny Stock Rules, Rule 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of holders to sell our securities in the secondary market and the price at which such holders can sell any such securities. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule. Such exempt transactions include those meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

Information Technology and Year 2000 Issues

     The "Year 2000" issue concerns potential exposure related to the interruption of business practice and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We have undertaken initiatives to ensure that our computer systems are Year 2000 compliant. To date we have not incurred any material costs in connection with our Year 2000 plan. Based on our assessments to date, we do not expect to incur any further significant costs, or anticipate any significant problems or uncertainties associated with becoming Year 2000 compliant.

     The following is a breakdown by phase of the progress we have made to date on our Year 2000 plan:

                        Phase                        Time Frame   Percent Complete
                       ------                        ----------   -----------------
          Initial identification and assessment       Q-4 1998          a5%
          Remediation                                 Q-4 1998          95%
          Testing                                     Q-2 1999          70%
          Contingency planning                        Q-2 1999          50%

     We are reliant on our vendors and suppliers and may be reliant on strategic partners to provide Year 2000 compliant systems prior to December 31, 1999. We are in the process of surveying all of our major vendors and suppliers to determine whether their systems are Year 2000 compliant. At this time the impact on us of significant vendors and suppliers not being in full compliance cannot be reasonably estimated. However, we believe that any of our vendors and suppliers can be replaced with minimal cost impact. We are developing a plan to mitigate the impact of vendors and suppliers who are not in compliance with issues related to the Year 2000.

                             PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus are issuable upon exercise of currently publicly traded Redeemable Warrants the Company sold in its initial public offering. The Company has, in its discretion and in accordance with the Warrant Agreement dated as of January 21, 1992 between the Company and Continental Stock Transfer & Trust Company, the Company's warrant agent, reduced the warrant exercise price of the Redeemable Warrants to $0.50 and has extended the expiration date of the Redeemable Warrants until April 15, 1999. The Company reserves the right to make further changes in the warrant exercise price and warrant expiration date in accordance with the Warrant Agreement.

Warrant Exercise Procedure.

     In order to effectively exercise the Redeemable Warrants and purchase the shares of common stock underlying the Redeemable Warrants, a Warrantholder must comply with the procedure described below. Failure to follow this procedure may result in either a delay in the Warrantholder's receipt of a stock certificate or an ineffective exercise and return to the Warrantholder of the materials submitted for exercise. Each Warrant Certificate contains additional terms and conditions, described below, that may affect the exercisability of the Redeemable Warrant.

     The Warrantholder must use the "Purchase Form" section of the Warrant Certificate. The Warrantholder must specify the number of shares of common stock being purchased and whether and by whom the exercise of the Redeemable Warrant was solicited. The Warrantholder must sign the Purchase Form section where indicated, and the signature must conform with the manner in which the Warrant Certificate is held as it appears on the face of the Warrant Certificate in every particular, without alteration or enlargement or any change whatever, with the signature guaranteed.

     The Warrant Certificate, including the completed Purchase Form, and either cash or check drawn to the order of "Protein Polymer Technologies, Inc." for the exact amount of the exercise price for the shares of common stock being purchased must be delivered to the Warrant Agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004. In addition, to satisfy Internal Revenue Service requirements, the exercising Warrantholder must provide the Warrant Agent with its social security number or taxpayer identification number. Also, an exercising Warrantholder should provide the Warrant Agent with the address to which he or she wants the share certificate delivered. Any questions concerning exercise may be addressed to the Warrant Agent at the address listed above.

     Upon receipt of the Warrant Certificate, including the completed Purchase Form, appropriate payment for the shares of common stock being purchased, and the exercising Warrantholder's social security or taxpayer identification number, the Warrant Agent will issue a share certificate in the Warrantholder's name (or other name if so designated) for the shares exercised. The share certificate will be sent to the exercising Warrantholder at the address indicated at the time of exercise; otherwise the certificate will be sent to the address listed on the Warrant Register maintained by the Warrant Agent. Unless otherwise agreed to by the Warrant Agent, all share certificates will be sent by first class mail.

     Upon the Warrant Agent's receipt of the Warrant Certificate, including the completed Purchase Form, appropriate payment for the shares of common stock being purchased, and the exercising Warrantholder's social security or taxpayer identification number, the Warrantholder will become the holder of record of those shares being purchased and shall have all of the rights of a stockholder, including the right to vote the shares.

Partial Exercise.

     A Warrant Certificate may be exercised for all or a portion of the shares it represents. If a Warrantholder exercises a portion of the shares represented by a Warrant Certificate, then in addition to the share certificate for the exercised shares, he or she will receive a new Warrant Certificate, dated the date of the original Warrant Certificate, representing those shares still subject to exercise.

Possible Obligations to Underwriter

     Subject to certain conditions, the Company may pay to the underwriter of its initial public offering a fee of 3.5% of the aggregate exercise price of each Redeemable Warrant being exercised. The Underwriting Agreement dated January 21, 1992 between the Company and the underwriter provided for reciprocal indemnifications by the underwriter and the Company against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

     In the event that all of the Redeemable Warrants are exercised on or prior to April 15, 1999, the gross proceeds to the Company are estimated to be $833,750 before deduction of expenses, including legal, accounting and miscellaneous expenses payable by us, which are estimated to be approximately $40,000. In addition, and subject to certain conditions, a solicitation fee of 3.5% may be payable by the Company to the underwriter of the Company's initial public offering in connection with any exercise of the Redeemable Warrants.


     The Company intends to use net proceeds for working capital purposes. To the extent that the net proceeds are not immediately required for such purposes, they may be invested principally in either U.S. government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of Protein Polymer Technologies, Inc. appearing in Protein Polymer Technologies, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The Company currently maintains such directors' and officers' insurance. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements contractually obligate the Company to indemnify its directors and executive officers to the fullest extent permitted by applicable law, including mandatory indemnification unless prohibited by statute, mandatory advancement of expenses, accelerated procedures for the authorization of indemnification and litigation "appeal" rights of an indemnitee in the event of an unfavorable determination or where the board fails or refuses to act. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II   Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.
--------

          The fees and expenses payable by the Company in connection with the sale of the shares of Common Stock being registered are estimated as follows:

          Amount
          -------

     SEC Filing Fee.................................................   *

     NASDAQ Listing Fees............................................     7,500

     Legal Fees and Expenses**......................................    20,000

     Accounting Fees**..............................................     5,000

     Solicitation  Fees***..........................................    58,363

     Printing Expenses**............................................     5,000

     Miscellaneous**................................................     3,000
                                                                       -------

     Total..........................................................   $98,363
                                                                       -------

     * Paid with original filing.

     ** Estimated.

     *** Represents potential maximum solicitation fee which may be paid to the underwriter of the Company's initial public offering.

Item 15.  Indemnification of Directors and Officers.
--------

     The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements contractually obligate the Company to indemnify its directors and executive officers to the fullest extent permitted by applicable law, including mandatory indemnification unless prohibited by statute, mandatory advancement of expenses, accelerated procedures for the authorization of indemnification and litigation "appeal" rights of an indemnitee in the event of an unfavorable determination or where the board fails or refuses to act. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.


Item 16.     Exhibits.
--------

     5       Opinion of counsel as to legality of securities being registered.*

     23.1    Consent of Ernst & Young LLP, independent auditors.

     23.2    Consent of counsel (included in Exhibit 5).*

     24.1    Power of Attorney. **

     _________
     * Included in Amendment No. 4 to Registration Statement filed with the SEC on January 21, 1992 (Registration No. 33-43875)

     ** Included in Post-Effective Amendment No. 1 to Registration Statement filed with the SEC on February 12, 1999 (Registration No. 33-43875)

Item 17.     Undertakings.
--------

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
     --------  -------
     information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 26, 1999.

                         PROTEIN POLYMER TECHNOLOGIES, INC.,
                         a Delaware corporation



                         By:  /s/ J. THOMAS PARMETER
                              -------------------------------------------
                              J. Thomas Parmeter, Chairman of the Board,
                              President & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature               Title                                       Date
        ---------               -----                                       ----

/s/ J. THOMAS PARMETER          Chairman of the Board, President and        March 26, 1999
-------------------------
J. Thomas Parmeter              Chief Executive Officer
                                (Principal Executive Officer)

/s/ JANIS NEVES*                Director of Finance and Assistant           March 26, 1999
-------------------------       Secretary
Janis Neves

                                Director                                    March  , 1999
-------------------------
Edward E. David

/s/ GEORGE R. WALKER*           Director                                    March 26, 1999
-------------------------
George R. Walker

/s/ BRENT R. NICKLAS*           Director                                    March 26, 1999
-----------------------
Brent R. Nicklas

/s/ PATRICIA J. CORNELL*        Director                                    March 26, 1999
--------------------------
Patricia J. Cornell

                                Director                                    March  , 1999
--------------------------
J. Paul Jones

/s/ PHILIP J. DAVIS*            Director                                    March 26, 1999
--------------------------
Philip J. Davis

/s/ EDWARD J. HARTNETT*         Director                                    March 26, 1999
--------------------------
Edward J. Hartnett

/s/ PATRICK GERSCHEL*           Director                                    March 26, 1999
--------------------------
Patrick Gerschel

    * By: /s/ J. Thomas Parmeter
      -------------------------
      J. Thomas Parmeter
      Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit No.      Description
-----------      -----------

  5 Opinion of counsel as to legality of securities being registered.*

  23.1           Consent of Ernst & Young LLP, independent auditors.

  23.2           Consent of counsel (included in Exhibit 5).*

  24.1           Power of Attorney.**
_________
* Included in Amendment No. 4 to Registration Statement filed with the SEC on January 21, 1992 (Registration No. 33-43875)

** Included in Post-Effective Amendment No. 1 to Registration Statement filed with the SEC on February 12, 1999 (Registration No. 33-43875)